EXHIBIT 4.9

                                   HOTELS.COM

                                 2003 STOCK PLAN


     1. PURPOSES OF THE PLAN. The purposes of this Hotels.com 2003 Stock Plan are: to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Service Providers, and to promote the success of the Company's business. The Plan permits the grant of Stock Options, Stock Purchase Rights, Stock Appreciation Rights ("SARs"), Restricted Stock and Restricted Stock Units.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

          (a) "Administrator" means the Committee, the Board or their designee, as provided in Section 4 of the Plan.

          (b) "Affiliate" means a corporation or other entity (including, a limited liability company or a partnership) controlled by, controlling or under common control with the Company.

          (c) "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock are listed or quoted and the applicable laws of any foreign country or jurisdiction where Options, Restricted Stock, Restricted Stock Units, Stock Purchase Rights or SARs are, or will be, granted under the Plan.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Cause" means termination of an Optionee's or Grantee's employment by the Company for such reasons as may be defined as "Cause" in any applicable employment agreement, or, if an Optionee or Grantee is not party to a valid employment agreement at the time of his or her termination, shall mean (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by an Optionee or Grantee; (ii) a material breach by an Optionee or a Grantee of a fiduciary duty owed to the Company or any of its subsidiaries;
(iii) a willful breach by an Optionee or Grantee of any non-disclosure, non-solicitation or non-competition obligation owed to the Company or any of its subsidiaries; (iv) the willful or gross neglect by an Optionee or Grantee of his or her employment duties; and (v) such other event as shall be set forth in the agreement evidencing the Optionee's or Grantee's award under this Plan or as shall be provided by the Administrator. The Administrator shall have sole discretion to determine whether "Cause" exists, and its determination shall be final.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations promulgated thereunder.

          (g) "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

          (h) "Common Stock" means the Class A Common Stock, $0.01 of the
Company.

          (i) "Company" means Hotels.com, a Delaware corporation, and any successor entity thereto.

          (j) "Consultant" means any person, including an advisor, engaged by the Company or any Parent, Subsidiary or other Affiliate to render services to
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such entity.
          (k) "Director" means a member of the Board.


          (l) "Disability" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

          (m) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary or other Affiliate of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by a senior officer of the Company or a majority of the members of the Board, or (ii) transfers between locations of the Company or between the Company, any Parent, Subsidiary or other Affiliate or any successor to such entities. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

          (o) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

            If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

            In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator and computed in accordance with applicable regulations of the Internal Revenue Service.

          (p) "Grantee" means the holder of Stock Options, SARs, Restricted Stock, Restricted Stock Units, or a Stock Purchase Right granted under the Plan.

          (q) "Immediate Family" means the Optionee and the Optionee's spouse, parents, children or grandchildren (including adopted children, step-children and step-grandchildren.

          (r) "Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

          (s) "Non-Employee Director" means a Director who is not an Employee.

          (t) "Nonqualified Stock Option" means an Option not intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

          (u) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement and the Restricted Stock Purchase Agreement.

          (v) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (w) "Option" or "Stock Option" means a stock option granted pursuant to the Plan.

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          (x) "Option Agreement" means an agreement between the Company and an
Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

          (y) "Optioned Stock" means the Common Stock subject to an Option or Stock Purchase Right.

          (z) "Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

          (aa) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (bb) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock, Restricted Stock Units, and any Options, SARs and Stock Purchase Rights with an exercise price per Share that is less than the Fair Market Vale of a Share on the date of the grant. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: revenues, EBITDA, EBITA, EBITDA margin, EBITD margin, earnings per share, adjusted earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital, shareholder return, market share or any other objective performance measure established by the Committee, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

          (cc) "Plan" means this Hotels.com 2003 Stock Plan, as amended from time to time.

          (dd) "Qualified Performance-Based Award" means an award of Restricted Stock and Restricted Stock Units, and any Options, SARs and Stock Purchase Rights with an exercise price per Share that is NOT less than the Fair Market Value of a Share on the date of grant, and designated as such by the Committee at the time of grant, based upon a determination that (i) the Grantee is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such award to qualify for the Section 162(m) Exemption.

          (ee) "Restricted Stock" means an award granted under Section 10 of the Plan.

          (ff) "Restricted Stock Units" means an award granted under Section 10 of the Plan.

          (gg) "Restricted Stock Purchase Agreement" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

          (hh) "Restricted Stock Agreement" means a written agreement between the Company and the Grantee evidencing the terms and conditions of an individual Restricted Stock grant. The Restricted Stock Agreement is subject to the terms of the Plan.

          (ii) "Restricted Stock Unit Agreement" means a written agreement between the Company and the Grantee evidencing the terms and conditions of an individual Restricted Stock Unit grant. The Restricted Stock Unit Agreement is subject to the terms of the Plan.

          (jj) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

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          (kk) "SAR Agreement" means a written agreement between the Company and the Grantee evidencing the terms and conditions of an individual SAR grant. The SAR Agreement is subject to the terms of the Plan.

          (ll) "Section 16(b)" means Section 16(b) of the Exchange Act.

          (mm) "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

          (nn) "Service Provider" means an Employee, Non-Employee Director or Consultant.

          (oo) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

          (pp) "Stock Appreciation Right" or "SAR" means a right granted under
Section 11 of the Plan.

          (qq) "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 9 of the Plan, as evidenced by a Notice of Grant.

          (rr) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

       3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 1,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

          If any grant of Restricted Stock or Restricted Stock Units is forfeited, or if any Option, Stock Purchase Right or SAR terminates, expires or lapses without being exercised in full, the forfeited or unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option, Stock Purchase Right or SAR or upon lapsing of restrictions on Restricted Stock or Restricted Stock Units, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan. If the exercise price of any Option, SAR or Stock Purchase Right granted under the Plan is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed issued for purposes of determining the maximum numbers of Shares available for issuance under the Plan. To the extent any Shares subject to an Option, Stock Purchase Right, SAR, Restricted Stock or Restricted Stock Units are not delivered to a participant because such Shares are used to satisfy an applicable tax-withholding obligation, such Shares shall not be deemed to have been issued for purposes of determining the maximum number of Shares available for issuance under the Plan.

     4. ADMINISTRATION OF THE PLAN.

          (a) PROCEDURE - IN GENERAL. The Plan shall be administered by (i) the Committee, which shall be comprised of not less than two directors appointed by the Board, each of whom is intended to be a "non-employee director" (within the meaning of Rule 16b-3) and an "outside director" (within the meaning of Code
Section 162(m) and the Treasury Regulations promulgated thereunder) to the extent that Rule 16b-3 and Code Section 162(m), respectively, are applicable to the Company and to Options, Stock Purchase Rights, Restricted Stock, Restricted Stock Units, and SARs granted under the Plan; or (ii) the Board. If the Committee is acting as Administrator, any action permitted to be taken by the Committee under the Plan may be taken by the Board in its discretion (and in such cases, the Board will be treated as the Administrator).

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          (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the
Plan, the Administrator shall have the authority, in its discretion:

               (i) to grant Options, Restricted Stock, Restricted Stock Units, Stock Purchase Rights and SARs pursuant to the terms of the Plan to Service Providers;

               (ii) to determine the Fair Market Value;

               (iii) to select the Service Providers to whom Options, Restricted Stock, Restricted Stock Units, Stock Purchase Rights and SARs may be granted hereunder;

               (iv) to determine the number of shares of Common Stock to be covered by each Option, Restricted Stock award, Restricted Stock Unit award, Stock Purchase Right and SAR granted hereunder;

               (v) to approve forms of agreement for use under the Plan;

               (vi) to determine the terms and conditions (which need not be the same with respect to each Grantee), not inconsistent with the terms of the Plan, of any Option, Restricted Stock award, Restricted Stock Unit award, SAR or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options, SARs or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, grant of Restricted Stock, grant of Restricted Stock Units, any SAR or Stock Purchase Right, or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

               (vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan and interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to any Option, Restricted Stock award, Restricted Stock Unit award, Stock Purchase Right or SAR granted under the Plan; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or alter the Performance Goals associated therewith;

               (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

               (ix) to modify or amend each Option, Restricted Stock grant, Restricted Stock Unit grant, Stock Purchase Right or SAR (subject to Section 15 (c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

               (x) to allow Optionees and Grantees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option, SAR or Stock Purchase Right or lapsing of restrictions on Restricted Stock or Restricted Stock Units that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee or a Grantee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

               (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option, Restricted Stock, Restricted Stock Units, Stock Purchase Right or SAR previously granted by the Administrator; and

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               (xii) to make all other determinations deemed necessary or advisable for administering the Plan.

          (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final, binding and conclusive on all Optionees and Grantees, and all other persons having an interest herein. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

            The Administrator may act only by a majority of its members then in office, except that the Administrator may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided that no such delegation may be made that would cause awards or other transactions under the Plan to cease to be exempt from
Section 16(b) of the Exchange Act or cause an award designated as a Qualified Performance-Based award not to qualify for, or to cease to qualify for, the
Section 162(m) Exemption. Any such allocation or delegation may be revoked by the Administrator at any time.

          5. ELIGIBILITY. Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Purchase Rights and SARs may be granted to all Service Providers. Incentive Stock Options may be granted only to Employees.

             Except as may specifically be provided by the Administrator from time to time, in order to receive a grant of Options, Restricted Stock, Restricted Stock Units, SARs, or Stock Purchase Rights under the Plan, a Service Provider must agree not to (a) solicit employees of the Company or its Subsidiaries or Affiliates, (b) subject to applicable laws, compete with the Company or its Subsidiaries or Affiliates and (c) reveal confidential information of the Company or its Subsidiaries or Affiliates. The terms, conditions, and provisions relating to these non-solicitation, non-competition and confidentiality provisions shall be determined by the Administrator.

          6. LIMITATIONS.

               (a) The following limitations shall apply to grants of Options, SARs and Qualified Performance-Based Awards:

                    (i) No Service Provider shall be granted more than 2,000,0000 Options and SARs, or more than 2,000,000 Qualified Performance-Based Awards during any calendar year.

                    (ii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13.

                    (iii) If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the canceled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

          7. TERM OF PLAN. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

          8. STOCK OPTIONS. Stock Options may be granted alone or in addition to other awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

            The Administrator shall have the authority to grant any participant Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation

Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 6(a). Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries and Parent. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

            Stock Options shall be evidenced by Option Agreements, the terms and provisions of which may differ. An Option Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option.

            Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Administrator shall deem desirable:

               (a) TERM OF OPTION. The term of each Option shall be stated in the Option Agreement, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Incentive Stock Option is granted.

               (b) OPTION EXERCISE PRICE AND CONSIDERATION.

                    (1) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

                    (2) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

                    (3) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. The Administrator shall determine the acceptable form of consideration at the time of grant or the agreement. Such consideration may consist entirely of:

                         (i) cash;

                         (ii) check;

                         (iii) promissory note;

                         (iv) other than as provided in subsection (v), and to
the extent permitted by Applicable Laws, other Shares (by delivery or attestation) which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of delivery (or attestation) or which were acquired in the open market, (B) have a Fair Market Value on the date of delivery (or attestation) equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, and (C) in the case of an Incentive Stock Option the right to make a payment in the form of previously owned shares may be authorized only at the time the Incentive Stock Option is awarded;

                         (v) to the extent permitted by Applicable Laws,
consideration received by the Company under the cashless exercise program that is implemented by the Company from time to time in connection with the Plan;

                         (vi) any combination of the foregoing methods of
payment; or

                         (vii) such other consideration and method of payment
for the issuance of Shares to the extent permitted by Applicable Laws.

                  No Shares shall be issued until full payment therefor has been made.

               (c) EXERCISE OF OPTION.

                    (1) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides or foreign law requires otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

                  An Option shall be deemed exercised when the Company receives:
(i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

                  Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised, except as otherwise provided in Section 3 of the Plan.

               (2) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Optionee's termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), unless such termination is for Cause, in which case the Option will immediately terminate and expire. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

               (3) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option, but only to the extent that the Option would have otherwise vested had the Optionee remained a Service Provider for a period of twelve (12) months after the date on which the Service Provider ceased to be a Service Provider as a result of the Disability. Such exercise must occur within eighteen
(18) months (or such shorter time as is specified in the Option Agreement) from the date on which the Service Provider ceased to be a Service Provider as a result of the Disability (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement). If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Stock Option.

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               (4) Death of Optionee. In the event of the death of an Optionee:

                    (i) who is at the time of death a Service Provider, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that the Option would have otherwise vested had the Optionee continued living and continued to be a Service Provider twelve
(12) months after the date of death; or

                    (ii) who is at the time of death not a Service Provider but whose Option has not yet expired, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Option would have otherwise vested at the date of termination.

                  If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

               (5) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

     9. STOCK PURCHASE RIGHTS.

          (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

          (b) REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the Grantee voluntary or involuntary ceasing to be a Service Provider for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

          (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

          (d) RIGHTS AS A STOCKHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

     10. RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

          (a) ADMINISTRATION. Shares of Restricted Stock and/or Restricted Stock Units may be awarded either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Service Providers to whom and the time or times at which grants of Restricted Stock and/or Restricted Stock Units will be awarded, the number of Shares to be awarded to any Service Providers, the conditions for vesting, the time or times within which such awards may be subject to forfeiture and any other terms and conditions of the awards, in addition to those contained in Section 10(c). Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded on the date of grant. Instead, at the discretion of the Administrator, Restricted Stock Units shall be settled in Shares or cash, if and when the Restricted Stock Units vest, upon the expiration of the Restriction Period and/or the date the applicable Performance Goals are satisfied, if any.

          (b) AWARDS AND CERTIFICATEs. Shares of Restricted Stock and/or shares underlying Restricted Stock Units shall be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock or shares underlying Restricted Stock Units shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

            "The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms and conditions (including forfeiture) of the hotels.com 2003 Stock Plan and a Restricted Stock Agreement and/or a Restricted Stock Unit Agreement. Copies of such Plan and Agreement are on file at the offices of Hotels.com, 8140 Walnut Hill Lane, Suite 800, Dallas, TX 75231."

The Administrator may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any award of Restricted Stock and/or Restricted Stock Units, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such award.

          (c) TERMS AND CONDITIONS. Awards of Restricted Stock and/or Restricted Stock Units shall be subject to the following terms and conditions:

               (i) The Administrator may, prior to or at the time of grant, designate an award of Restricted Stock and/or Restricted Stock Units as a Qualified Performance-Based Award, in which event the Administrator shall condition the grant or vesting, as applicable, of such Restricted Stock and/or Restricted Stock Units upon the attainment of Performance Goals. If the Administrator does not designate an award of Restricted Stock and/or Restricted Stock Units as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an award of Restricted Stock and/or Restricted Stock Units is a Qualified Performance-Based Award, the Administrator may also condition the grant or vesting thereof upon the continued service of the Grantee. The conditions for grant or vesting and the other provisions of Restricted Stock and/or Restricted Stock Unit grants (including without limitation any applicable Performance Goals) need not be the same with respect to each Grantee. The Administrator may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that in the case of Restricted Stock and/or Restricted Stock Units that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied.

               (ii) Subject to the provisions of the Plan and the Restricted Stock Agreement and/or the Restricted Stock Unit Agreement referred to in
Section 10(c)(vi), during the period, if any, set by the Administrator, commencing with the date of such award for which such Grantee's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock or shares underlying Restricted Stock Units.

               (iii) Except as provided in this paragraph (iii) and Sections 10(c)(i) and 10(c)(ii) and the Restricted Stock Agreement and/or the Restricted Stock Unit Agreement, the Grantee shall have, with respect to the shares of Restricted Stock and upon receiving shares underlying the Restricted Stock Units, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock and/or Restricted Stock Units, including, if applicable, the right to vote the shares and the right to receive any cash dividends to the extent permitted by Applicable Laws. If so determined by the Administrator in the applicable Restricted Stock Agreement, and to the extent permitted by Applicable Laws, (A) cash or other dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends or dividends payable in shares of an Affiliate upon a spin-off transaction, shall be held as restricted shares subject to the vesting of the underlying Restricted Stock, and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends; provided that reinvestment of dividends in additional Restricted Stock at the time of any divided payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment.

               (iv) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and/or Restricted Stock Unit Agreement or Section 10(c)(i), 10(c)(ii), 10(c)(v) or upon a Grantee ceasing to be a Service Provider for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the Grantee; provided, however, that the Administrator shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock and/or Restricted Stock Units with respect to which a Grantee is a "Covered Employee" within the meaning of Section 162(m) of the Code, satisfaction of the applicable Performance Goals unless the Grantee's employment is terminated by reason of death or Disability or involuntarily without Cause or by the Service Provider for "good reason" (as defined in the Service Provider's employment agreement, if any) with respect to any or all of such Grantee's Shares of Restricted Stock and/or Restricted Stock Units.

               (v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock (and any applicable Performance Goals are satisfied), unlegended certificates for such Shares shall be delivered to the participant upon surrender of the legended certificates.

               (vi) Each award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement and/or a Restricted Stock Unit Agreement.

     11. STOCK APPRECIATION RIGHTS.

          (a) GRANT OF SARS. Subject to the terms and conditions of the Plan, freestanding SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator.

            Subject to the terms and conditions of the Plan, the Administrator shall have complete discretion in determining the number of SARs granted to each Service Provider and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

            The grant price of a freestanding SAR shall be no less than the Fair Market Value of a Share on the date of grant of the SAR.

          (b) SAR AGREEMENT. Each SAR award shall be evidenced by a SAR Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Administrator shall determine.

          (c) TERM OF SARS. The term of an SAR granted under the Plan shall be determined by the Administrator, in its sole discretion, and except as determined otherwise by the Administrator and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Service Providers outside the United States, the Administrator has the authority to grant SARs that have a term greater than ten years.

          (d) EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Administrator, in its sole discretion, imposes upon them.

          (e) PAYMENT OF SAR AMOUNT. Upon the exercise of an SAR, a Service Provider shall be entitled to receive payment from the Company in an amount determined by multiplying:

               (i) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

               (ii) The number of Shares with respect to which the SAR is exercised.

                  At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Board at its sole discretion. The Administrator's determination regarding the form of SAR payout shall be set forth in the SAR Agreement pertaining to the grant of the SAR.

          (f) TERMINATION OF EMPLOYMENT/DIRECTORSHIP. Each SAR Agreement shall set forth the extent to which the Grantee shall have the right to exercise the SAR following termination of the Grantee's employment, directorship or service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Administrator, shall be included in the SAR Agreement entered into with Grantees, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

     12. NON-TRANSFERABILITY OF OPTIONS, RESTRICTED STOCK, RESTRICTED STOCK UNITS, SARS AND STOCK PURCHASE RIGHTS. Unless determined otherwise by the Administrator, an Option, a grant of Restricted Stock, a grant of Restricted Stock Units, a SAR, or a Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee or Grantee, only by the Optionee or Grantee, as applicable. However, to the extent permitted by Applicable Laws and the applicable award agreement, a Nonqualified Option, a grant of Restricted Stock, a grant of Restricted Stock Units, a SAR or a Stock Purchase Right is transferable, in whole or in part, by gift or, with the consent of the Administrator, for value, to Immediate Family of the Optionee or Grantee, partnerships of which the only partners are members of the Optionee's or Grantee's Immediate Family, and trusts established solely for the benefit of the Optionee's or Grantee's Immediate Family, provided such transferability shall be limited to vested rights. Transfers to the Optionee's or Grantee's immediate family are subject to the terms and conditions of this Plan and the terms and conditions of any relevant agreement pursuant to which they were granted and shall not be permitted to effect a cashless exercise. The Optionee's or Grantee's Immediate Family do not have the right to further transfer those rights other than by will or the laws of descent and distribution. In addition, to the extent permitted by Applicable Laws, a Nonqualified Option, a grant of Restricted Stock, a grant of Restricted Stock Units, a SAR or a Stock Purchase Right shall also be transferable by the Optionee or Grantee, in whole or in part, with the consent of the Administrator, to charitable organizations, provided such transferability shall be limited to vested rights. Transfers to charitable organizations shall also be subject to the terms and conditions of this Plan and the terms and conditions of any relevant agreement pursuant to which they were granted, and charitable organizations shall not be permitted to effect a cashless exercise. In addition, such charitable organizations shall not have the right to further transfer those rights. If the Administrator makes an award transferable, such award shall contain such additional terms and conditions as the Administrator deems appropriate.

     13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

          (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Restricted Stock, the number of Shares underlying Restricted Stock Units, the number of Shares covered by each outstanding Option, SAR and Stock Purchase Right, the number or kind of Shares which have been authorized for issuance under the Plan but as to which no Options, Shares of Restricted Stock, Shares underlying Restricted Stock Units, SARs or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation, expiration or forfeiture of an Option, shares of Restricted Stock, Shares underlying Restricted Stock Units, SARs or Stock Purchase Right, as well as the price per Share covered by each such outstanding Option, SAR or Stock Purchase Right shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration"; provided further, that the number of shares of Restricted Stock, the number of Shares underlying Restricted Stock Units or Shares subject to an Option, SAR or Stock Purchase Right shall always be a whole number. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option, Shares of Restricted Stock, and Shares underlying Restricted Stock Units, SARs or Stock Purchase Rights.

          (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee and/or Grantee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee and/or a Grantee to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Optioned Stock or Shares covered thereby, including Shares as to which the Option or SAR would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option (as described in Section 9(b) of the Plan) applicable to any Shares purchased upon exercise of a Stock Purchase Right shall lapse as to all such Shares and that all restrictions with respect to any Restricted Stock and/or Restricted Stock Units shall lapse as to all such Restricted Stock and/or Restricted Stock Units, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option, SAR or a Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

          (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, all outstanding Options, shares of Restricted Stock, Restricted Stock Units, SARs or Stock Purchase Rights shall be assumed or an equivalent option, share of restricted stock, restricted stock unit or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The number of Shares reserved pursuant to Section 3 may be increased by the corresponding number of Options assumed in connection with such a transaction and, in the case of a substitution, by the net increase in the number of Shares subject to Options before and after the substitution. In the event that the successor corporation refuses to assume or substitute for the Option, Restricted Stock, Restricted Stock Units, SARs or Stock Purchase Right, the Optionee or Grantee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable, and all restrictions on Restricted Stock shall lapse, as the case may be. If an Option, SAR or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee or Grantee in writing or electronically that the Option, SAR or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option, SAR or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option, Stock Purchase Right, SAR, Restricted Stock Unit or Restricted Stock shall be considered assumed if, following the merger or sale of assets, the option, right or share of restricted stock confers the right to purchase or receive, for each Share of Optioned Stock or Share subject to the Option, SAR or Stock Purchase Right, Share granted as Restricted Stock, Share granted under a SAR or Restricted Stock Unit immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, SAR or Stock Purchase Right for each Share of Optioned Stock or Share subject to the Option, SAR or Stock Purchase Right or upon the lapse of the restrictions with respect to the Restricted Stock or Restricted Stock Units, respectively, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

     14. DATE OF GRANT. The date of grant of an Option, a share of Restricted Stock, Restricted Stock Unit, a SAR or a Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, Restricted Stock, Restricted Stock Unit, SAR or Stock Purchase Right or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee or Grantee within a reasonable time after the date of such grant.

     15. AMENDMENT AND TERMINATION OF THE PLAN.

          (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including as necessary to prevent Options, Stock Purchase Rights, Restricted Stock, Restricted Stock Units and SARs granted under the Plan from failing to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code and to prevent Options intended to be Incentive Stock Options from failing to qualify as such under Section 422 of the
Code); and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Optionee or Grantee shall not to that extent be effective without the consent of the affected Optionee, Grantee, holder or beneficiary.

          (b) STOCKHOLDER APPROVAL. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) SERVICE PROVIDERS IN FOREIGN COUNTRIES. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Service Providers, the Administrator, in its sole discretion, shall have the power and authority to:

               (i) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

               (ii) Determine which Service Providers outside the United States are eligible to participate in the Plan;

               (iii) Modify the terms and conditions of any award granted to Service Providers outside the United States to comply with applicable foreign laws;

               (iv) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 15(c) by the Administrator shall be attached to this Plan document as appendices; and

               (v) Take any action, before or after an award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

            Notwithstanding the above, the Administrator may not take any actions hereunder, and no awards shall be granted, that would violate the Exchange Act, the Code, any securities law, or governing statute or any other Applicable Law.

          (d) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee or Grantee, as determined by the Administrator in its sole discretion unless mutually agreed otherwise between the Optionee or Grantee and the Company, which agreement must be in writing and signed by the Optionee or Grantee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options, Stock Purchase Rights, SARs, Restricted Stock Units or Restricted Stock granted under the Plan prior to the date of such termination.

     16. CONDITIONS UPON ISSUANCE OF SHARES.

          (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option, Stock Purchase Right or SAR and shares of Restricted Stock and/or shares underlying Restricted Stock Units shall not be released from the custody of the Company if so held, unless the exercise of such Option, Stock Purchase Right or SAR and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option, Stock Purchase Right or SAR, the Company may require the person exercising such Option, Stock Purchase Right or SAR to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     17. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     18. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     19. STOCKHOLDER APPROVAL. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

     20. GOVERNING LAW. The terms of this Plan shall be governed by the Laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.

     21. TAX WITHHOLDING.

          (a) An Optionee or Grantee may be required to pay to the Company or any Parent, Subsidiary or other Affiliate, and the Company or any Parent, Subsidiary or other Affiliate shall have the right and is hereby authorized to withhold from any Shares or other property deliverable under any award under the Plan or from any compensation or other amounts owing to an Optionee or Grantee the amount (in cash, Shares or other property) of any required tax withholding and payroll taxes in respect of the grant or exercise or lapse of restrictions with respect to an award, and to take such other action as may be necessary in the opinion of the Company, to satisfy all obligations for the payment of such taxes.

          (b) Without limiting the generality of clause (a) above, if so provided in a Restricted Stock Agreement, a Restricted Stock Unit Agreement, an Option Agreement, SAR Agreement or Restricted Stock Purchase Agreement, a Grantee or an Optionee may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by delivery of Shares owned by the Grantee or the Optionee (which are not subject to any pledge or other security interest) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option, Stock Purchase Right or SAR or lapse of restrictions on the Restricted Stock and/or the Restricted Stock Units a number of shares with a Fair Market Value equal to such withholding liability.

     22. PRIVILEGES OF STOCK OWNERSHIP. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Options, Restricted Stock, Restricted Stock Units, Stock Purchase Rights or SARs hereunder until such shares have been issued to that person.

     23. CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No Service Provider shall have any claim or right to be granted Restricted Stock, Restricted Stock Units, Options, Stock Purchase Rights or SARs under the Plan or, having been selected for the grant of an award, to be selected for a grant of any other award. Neither the Plan nor any action taken hereunder shall be construed as giving any Optionee or Grantee any right to be retained in the employ or service of the Company, Subsidiaries or Affiliates.